Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-214032 and Form S-11 No. 333-214454) of Parkway, Inc. and in the related Prospectuses of our report dated March 15, 2017, with respect to the combined financial statements of Parkway Houston as of October 5, 2016 and December 31, 2015 and the period from January 1, 2016 to October 5, 2016 and each of the two years in the period ending December 31, 2015 included in Parkway, Inc.'s Annual Report (Form 10-K) for the period ended December 31, 2016.

/s/ Ernst & Young LLP
Indianapolis, Indiana
March 15, 2017